Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Western Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement of Form S-8 of United Western Bancorp, Inc. (formerly Matrix Bancorp, Inc.) of our report dated March 14, 2005, with respect to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2004, of United Western Bancorp, Inc. (formerly Matrix Bancorp, Inc.) and subsidiaries, which report appears in the December 31, 2006, annual report of Form 10-K of United Western Bancorp, Inc.

KPMG LLP

Denver, Colorado
May 17, 2007